CODE OF ETHICS

                          WHATIFI ASSET MANAGEMENT, INC.

A.       Introduction

         Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. The Whatifi Funds (the "Trust") is registered as an open-end management investment company under the Act. Whatifi Asset Management Inc. ("WAM") is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of WAM and the Trust.

         This Code of Ethics is based on the principle that the officers, directors, trustees and employees of WAM and the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code"), and in such a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust.

B.       Definitions

               1. "Access person" means (i) any employee, director, principal, trustee or officer of the Trust or WAM, (ii) any employee of any company in a control relationship to the Trust or WAM who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of securities and (iii) any natural person in a control relationship to the Trust or WAM who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "access person" simply by virtue of the following:


                  normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer(s) for the Trust and WAM are responsible for determining who are access persons.

         2. A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

         3. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description.)

          4. "Compliance Officer" means Steven J. Dixon or, in his absence, an alternative Compliance Officer or their respective successors in such positions.

          5.   "Control"  shall  have the  same  meaning  as that  set  forth in
               Section 2(a)(9) of the Act.

          6. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

         7. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

          8. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:

                    child            grandparent          son-in-law
                    stepchild                 spouse      daughter-in-law
                    grandchild       sibling              brother-in-law
                    parent           mother-in-law        sister-in-law
                    step-parent      father-in-law

                  Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the applicable Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

         9. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

          10.  "Investment   personnel"   means  those   employees  who  provide
               information and advice to an investment manager or who help execute the investment manager's decisions.

          11.  "Investment manager" means any employee entrusted with the direct
               responsibility   and  authority  to  make  investment   decisions
               affecting the Trust.

         12. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

         13. "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

         14. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of unaffiliated registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by WAM and the Board of Trustees of the Trust.

                  Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.     Notification of Subject Persons

         The Compliance Officer shall notify each "Access Person" of the Trust that may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

D.       Pre-Clearance Requirements

         All access persons shall clear in advance of execution through the applicable Compliance Officer, or in the case of a request by the Compliance Officer, through the alternative Compliance Officer, any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, including any acquisition of any direct or indirect beneficial ownership interest in any securities in an initial public offering or in a limited offering. The applicable Compliance Officer shall retain written records of such clearance requests.

         The applicable Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Trust. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

         The applicable Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

         Clearance is effective,  unless earlier  revoked,  until the earlier of
         (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person's request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

E.       Exempted Transactions

         The pre-clearance requirements in Section D of this Code shall not apply to:

          1. Purchases or sales which are non-volitional on the part of either the access person or the Trust.

          2. Purchases or sales which are part of an automatic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan.

          3. Purchases or sales of shares of the Trust or any other investment company affiliated with the
                  Trust or WAM.

         4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          5. Purchases or sales by a disinterested trustee or a member of his or her immediate family.


         6. A purchase or sale of securities effected in any account over which the access person has no direct or indirect influence, control, or beneficial interest.

         Access  persons must  remember  that  regardless  of the  transaction's
         status  as  exempt  or  not  exempt,   the  access  person's  fiduciary
         obligations remain unchanged.

F.       Prohibited Actions and Transactions

         Notwithstanding a grant of clearance under Section D hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

         1. Investment personnel and investment managers shall not acquire, for any account in which such investment personnel or investment manager has a beneficial ownership interest, any security in an initial public offering.

         2. Access persons shall not execute a securities transaction on a day during which the Trust has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An access person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested trustees and their immediate families.

         3. An investment manager shall not buy or sell a security within seven calendar days before or after the Trust trades in that security or an equivalent security unless the Trust's entire position in that security or equivalent securities has been sold prior to the investment manager's transaction and the investment manager is also selling the security. An investment manager shall disgorge any profits realized on trades within such period.

          4. Investment personnel and investment managers shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Upon review by the applicable Compliance Officer of such short-term trading by investment personnel and investment managers, that Compliance Officer may, in his or her sole discretion, allow exceptions when he or she has determined that an exception would be equitable and that no abuse is involved. Investment personnel and investment managers profiting from a transaction for which the applicable Compliance Officer has not granted an exception shall disgorge any profits realized on such transaction.

         5. Investment personnel and investment managers shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

          6. Investment personnel and investment managers shall not serve on the board of trustees of publicly traded companies, absent prior authorization from the applicable Compliance Officer provided, however, that any trusteeships held by such investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The applicable Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interests of the Trust. In the event board service is authorized, such individuals serving as trustees shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

          7. Investment personnel and investment managers shall not acquire a security in a private placement, absent prior authorization from the applicable Compliance Officer. The applicable Compliance
               Officer will not grant clearance for the acquisition of a security in a private placement if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with WAM or the Trust (as applicable). An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in a subsequent consideration by the Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

         8. Investment personnel and investment managers shall not purchase during the underwriting of the security any security which would be contrary to the Conduct Rules of the National Association of Securities Dealers.

          9. Investment personnel and investment managers shall not engage in short sales or margin trades of securities.

          10. An access person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

         11. An access person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

         12. An access person shall not execute a securities transaction involving the purchase or sale of a security at a time when such access person intends, or knows of another's intention, to purchase or sell that security (or an equivalent security) on behalf of the Trust. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Trust.

               13. An access person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such access person or his or her immediate family. If an access person or his or her immediate family stands to materially benefit from an investment decision for the Trust that the access person is recommending or in which the access person is participating, the access person shall disclose to the persons with authority to make investment decisions for the Trust, any beneficial ownership interest that the access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the access person or his or her immediate family or the appearance of impropriety.

G.       Reporting

         1. Each access person, except a disinterested trustee, shall arrange for the applicable Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such access person has any beneficial ownership interest, unless such information is provided pursuant to paragraph 2 of this Section.

               2. In the event an access person, other than a disinterested trustee, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the access person shall report to the applicable Compliance Officer no later than 10 days after the end of each calendar quarter the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence:


               a. The date of the transaction, the title, the interest rate and maturity date (if applicable) and number of shares, and the principal amount of each security involved;

               b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               c. The price of the security at which the transaction was effected;

               d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

               e.   The date that the report is submitted by the access person.

                  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         3. Each access person, except a disinterested trustee, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any security in which such access person has, or by reason of such transaction has acquired, any direct or indirect beneficial ownership in the security have been reported to the applicable Compliance
                  Officer. If an access person had no transactions during the year, such access person shall so advise the applicable Compliance Officer.

         4. Each access person, except a disinterested trustee, shall upon commencement of employment and annually thereafter, disclose to the compliance officer in writing his or her current security holdings. The holding report shall contain information current as of a date no more than 30 days before the report is submitted.

         5. A disinterested trustee need only report a transaction in a security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

         6. WAM or the Trust may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

H.       Confidentiality of Transactions and Information

         1. Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the applicable Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

         2. Access persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with WAM or the Trust (as applicable).

I.       Sanctions

         Upon discovering a violation of this Code, WAM or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

J.       Prohibition Against Use of Material Inside Information

         Access Persons may have access to information about Funds that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, Fund portfolios, information concerning certain underwritings of broker/dealers affiliated with a Fund that may be deemed to be "material inside information", and information which involves a merger or acquisition that has not been disclosed to the public.

         "Material inside information" is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company's securities.

         Access Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.

K.       Initial and Annual Certifications

         Within ten (10) days following the commencement of their employment or otherwise becoming subject to this Code and at least annually following the end of the calendar year, all Access Persons shall be required to sign and submit to the Compliance Officer a written certification affirming that he/she has read and understands this Code to which he/she is subject. In addition, the Access Person must certify annually that he/she has complied with the requirements of this Code and has disclosed and reported all personal securities transactions that are required to be disclosed and reported by this Code. The Compliance Officer will circulate the Annual Certifications and Holdings Reports for completion following the end of each calendar year.

L.       Restrictions and Reporting Requirements for all Access Persons

         Each Access Person must refrain from engaging in a personal securities transaction when the Access Person knows, or in the ordinary course of fulfilling his/her duties would have reason to know, that at the time of the personal securities transaction a Fund has a pending buy or sell order in the same Covered Security.

         1.       Initial and Annual Holdings Reports

                  All Access Persons must file a completed Initial and Annual Holdings Report with the Compliance Officer within ten (10) days of commencement of their employment or otherwise becoming subject to this Code and thereafter on an annual basis following the end of the calendar year in accordance with Procedures established by the Compliance Officer.

         2.       Transaction/New Account Reports

                  All Access Persons must file a completed Transaction/New Account Report with the Compliance Officer within ten (10) days after (i) opening an account with a broker, dealer or bank in which Securities are held; or (ii) entering into any personal securities transaction in which an Access Person has any direct or indirect beneficial ownership. Personal securities transactions are those involving any Security in which the person has, or by reason of such personal securities transaction acquires, any direct or indirect, "beneficial ownership."

         3.       Confirmations and Statements

                  In order to provide WAM with information to determine whether the provisions of this Code are being observed, each Access Person shall direct his/her broker, dealer or bank to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of monthly statements for all Securities accounts. The confirmations should match the Transaction/New Account Reports. These confirmations and statements should be mailed, on a confidential basis, to the Compliance Officer.

M.       Review of Reports and Assessment of Code Adequacy

         The Compliance Officer shall review and maintain the Initial and Annual Certifications, Initial and Annual Holdings Reports and Transaction/New Account Reports (the "Reports") with the records of WAM. Following receipt of the Reports, the Compliance Officer shall consider in accordance with Procedures designed to prevent Access Persons from violating this Code:

               (a) whether any personal securities transaction evidences an apparent violation of this Code; and

               (b) whether any apparent violation of the reporting requirement has occurred.

         Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Compliance Officer shall report such violations to the President of WAM who shall determine what sanctions, if any, should be recommended to be taken by WAM. The Compliance Officer shall prepare quarterly reports to be presented to the Fund Board of Trustees with respect to any material trading violations under this Code.

         This Code, a copy of all Reports referenced herein, any reports of violations, and lists of all Covered and Access Persons required to make Reports, shall be preserved for the period(s) required by Rule 17j-1. WAM shall review the adequacy of the Code and the operation of its related Procedures at least once a year.

N.       Reports To Fund Board Of Trustees

         WAM shall submit the following reports to the Board of Trustees of The Whatifi Funds.

         1        Code of Ethics

                  A copy of this Code shall be submitted to the Board of each Fund no later than September 1, 2000. Thereafter, all material changes to this Code shall be submitted to each Board for review and approval not later than six (6) months following the date of implementation of such material changes.

         2.       Annual Certification of Adequacy

                  The Compliance Officer shall annually prepare a written report to be presented to the Board of the Funds detailing the following:

                  a. Any issues arising under this Code or its related Procedures since the preceding report, including information about material violations of this Code or its related Procedures and sanctions imposed in response to such material violations; and

                  b. A Certification to Fund Boards that WAM has adopted Procedures designed to be reasonably necessary to prevent Access Persons from violating this Code.

                        Appendix A to the Code of Ethics

                             "Beneficial Ownership"

For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. WAM and the Trust will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the applicable Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.